Exhibit 8.1

August 11, 2005	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
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www.mayerbrownrowe.com
Volkswagen Dealer Finance, LLC
3800 Hamlin Road
Auburn Hills, MI 48326-2829
Re:	Volkswagen Dealer Finance, LLC Registration Statement on Form S-3 (Registration No. 333-125416)
Ladies and Gentlemen:
     We have acted as special Federal tax counsel for Volkswagen Dealer Finance, LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of the Floating Rate Auto Dealer Loan Backed Notes, Series 2005-1 (the “Notes”) issued by Volkswagen Credit Auto Master Owner Trust, a Delaware statutory trust (the “Trust”), pursuant to the Series 2005-1 Supplement to the Indenture, dated August 11, 2005 (the “Supplement”), by and among the Trust, VW Credit, Inc. as servicer, and JPMorgan Chase Bank, N.A., as indenture trustee.
     In that connection, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, the Prospectus, dated August 3, 2005, the Supplement, the Notes and the Trust Agreement (collectively, the “Operative Documents”).
     Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, if we are acting as Federal Tax Counsel with respect the issuance of the Notes, the statements set forth in the Prospectus forming part of the Registration Statement under the captions “Summary-Tax Status” (to the extent they relate to federal income tax consequences) and the “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” accurately reflect our opinion.
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Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.
Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

August 11, 2005

     We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.
Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP